Exhibit 23

        CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



The Board of Directors
First South Bancorp, Inc. and Subsidiary
Spartanburg, South Carolina


     We consent to the incorporation by reference in the Registration Statementon Form S-8 (No. 333-128522), of First South Bancorp, Inc. and Subsidiary of our report dated March 27, 2007, related to the audits of the consolidated financial statements of First South Bancorp, Inc. and Subsidiary at December 31,2006, and for each of the years in the three year period ended December 31, 2006, which are included in the December 31, 2006 Annual Report on Form 10-K of First South Bancorp, Inc.

/s/ Cherry, Bekaert & Holland, L.L.P.


Charlotte, North Carolina
March 29, 2007